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                                                                   EXHIBIT 10.44

                              ACQUISITION AGREEMENT
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                              ACQUISITION AGREEMENT

         THIS ACQUISITION AGREEMENT (the "Agreement") is entered into as of September 13, 1995, by and among Fidelity National Financial, Inc., a Delaware corporation ("Fidelity"), and Nations Holding Group, Inc., a California corporation ("NHG"), and its wholly owned subsidiary Nations Title Inc., a Kansas corporation ("NTI"). Fidelity, NHG and NTI are referred to collectively herein as the "Parties" or singularly "Party".

                                R E C I T A L S:

         A. NHG owns all of the issued and outstanding shares of capital stock of NTI and Nations Title Company of Bakersfield (formerly Heritage Title Company), a California corporation ("Heritage").

         B. NTI owns all of the issued and outstanding shares of capital stock of Nations Title Insurance of New York Inc., a New York corporation ("Nations New York"), National Title Insurance of New York Inc., a New York corporation ("National New York"), Nations Title Insurance Company, a Kansas corporation ("Nations Kansas"), Nations Foreclosure Services, Inc., a Kansas corporation ("Nations Foreclosure"), Nations Appraisal Services, Inc., a Kansas corporation ("Nations Appraisal"), and Nations Post & Pub Services, Inc., a Kansas corporation ("Nations P & P"), and Nations Kansas owns all of the issued and outstanding shares of Suds Car Wash, a Nevada corporation ("Suds") (collectively the foregoing direct subsidiaries of NTI and Suds are sometimes referred to as the "NTI Subs").

         C. This Agreement contemplates the acquisition by Fidelity from NHG of all of the issued and outstanding shares of capital stock of Heritage and NTI.

         D. Fidelity and NHG believe that this Agreement and the transactions contemplated herein are in their respective best interests and the best interests of their respective shareholders.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

         1. Definitions.

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses, in each case (a) net of any insurance recoveries (except to the extent such recoveries increase the cost of insurance, through retrospective adjustments or otherwise), and (b) net of any tax benefit, after taking into account any tax detriment of any indemnity.

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         "Affiliate" shall mean, with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.

         "Ancillary Agreements" shall mean the Indemnity Escrow Agreement, the Registration Rights Agreement and the Underwriting Agreement.

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or would reasonably form the basis for any specified consequence.

         "Business Consulting Agreement" shall mean that certain Business Consulting Agreement, dated of as even date herewith, between Fidelity, NHG, NTI and certain other NHG Subsidiaries.

         "Cash Purchase Price" has the meaning set forth in Section 2(a) below.

         "CB" means Creditanstalt Bankverein.

         "CB Loan" has the meaning set forth in Section 5(g) below.

         "Closing" has the meaning set forth in Section 2(d) below.

         "Closing Date" has the meaning set forth in Section 2(d) below.

         "Closing Date Intercompany Indebtedness" has the meaning set forth in
Section 2(c)(i) below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Consent to Acquisition" means that certain Consent to Acquisition agreement dated the date hereof among Fidelity, NHG, CB and Imperial.

         "Colton Property" has the meaning set forth in Section 2(b) below.

         "Confidential Information" means any information concerning the businesses and affairs of any of the Parties that is not already generally available to the public.

         "Deposit" has the meaning set forth in Section 2(c) below.

         "Deposit Escrow Agent" shall mean Imperial Bank.

         "Deposit Escrow Agreement" shall mean that certain Deposit Escrow Agreement, dated as of even date herewith, by and among Fidelity, NHG and the Deposit Escrow Agent, which relates to the Deposit.

         "Disbursed Deposit" has the meaning set forth in Section 2(d) below.


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         "Disclosure Schedule" has the meaning set forth in Section 3 below.

         "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

         "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Extremely Hazardous Substance" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

         "Fidelity" has the meaning set forth in the preface above.

         "Fidelity Common Stock" means shares of common stock, par value $0.0001 per share, of Fidelity.

         "Fidelity SEC Reports" means Fidelity's Annual Report on Form 10-K for the year ended December 31, 1994, Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1995 and June 30, 1995, all proxy statements relating to Fidelity's meetings of stockholders (whether annual or special) held since January 1, 1993, all other reports or registration statements (other than Reports on Form 10-Q not referred to above) filed by Fidelity with the SEC since January 1, 1993, and all amendments and supplements to all such reports and registration statements filed by Fidelity with the SEC.

         "Fidelity Shares" means the shares of Fidelity Common Stock, either held in treasury and transferred to NHG or newly issued by Fidelity to NHG, to which NHG shall become entitled to receive pursuant to this Agreement.

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         "GAAP" means, at any particular time, generally accepted accounting principles, consistently applied on a going concern basis without regard to the pendency of the transactions contemplated hereby and using audit scope and materiality standards used in the past and, with respect to interim financial statements, subject to normal year-end adjustments.

         "Heritage" has the meaning set forth in Recital A above.

         "Heritage Shares" shall mean the issued and outstanding shares of capital stock of Heritage, consisting of 3,000 shares of Common Stock, par value $100 per share.

         "Imperial" shall mean Imperial Bank in its capacity as a creditor of NHG or any NHG Subsidiary.

         "Imperial NHG Loan" has the meaning set forth in Section 5(g) below.

         "Imperial NTI Loan" has the meaning set forth in Section 5(g) below.

         "Indemnity Escrow Agent" shall mean Imperial Bank.

         "Indemnity Escrow Agreement" shall mean that agreement by and among Fidelity, NHG and the Indemnity Escrow Agent in the form attached as Exhibit A.

         "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         "Knowledge" means the actual knowledge of Henri J. Van Hirtum and the actual knowledge, after reasonable investigation, of the following persons:
Richard Alexander, Christopher Likens, James Diltz, Barbara Coleman, Peter Likens, all regional managers and all regional counsel.

         "Lease Agreement" shall mean that certain Sublease Agreement dated June 1, 1994 between NHG and Nations Kansas.

         "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

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         "Martha's Vineyard Expenditures" shall mean any and all costs, expenses or other expenditures (whether currently expensed or capitalized) arising out of or in connection with the ownership, use or disposition of the Vineyard Property after May 31, 1995 to the extent that such costs, expenses or other expenditures are actually paid or owed by Fidelity or any Fidelity Affiliate to third parties, except principal payments subsequent to May 31, 1995 on the current indebtedness secured by the Vineyard Property or the principal of any refinancing indebtedness thereof, but including, without limitation, the following:

               (i) all property holding costs, such as real estate taxes and customary maintenance;

               (ii) all sales or other disposition expenses, such as transfer taxes, attorneys' fees, title insurance premiums, brokerage fees or escrow charges;

               (iii) all amounts paid (including, without limitation, reasonable attorneys' fees) with respect to third-party claims and/or the defense, settlement or satisfaction thereof, arising out of or in connection with the Vineyard Property, including, without limitation, the pending claims of Louis Guilliano;

               (iv) all amounts paid to preserve, improve or develop the Vineyard Property;

               (v) all interest and other charges on indebtedness secured by the Vineyard Property; and

               (vi) any other amounts normally incurred in connection with the ownership, use or disposition of real property.

         "Material Adverse Effect" means any event, effect, development, occurrence or circumstance, individually or when taken together with all other such events, effects, developments, occurrences or circumstances, causing, resulting in or having a material adverse effect on (i) the business, assets, results of operations, business relationships, properties, condition (financial or otherwise), results of operations or prospects of the NHG Subsidiaries taken as a whole, (ii) the ability of the Parties to consummate the transactions contemplated by this Agreement, or (iii) the legal right or authorization of the NHG Subsidiaries to continue to operate their respective businesses.

         "May 31 Intercompany Indebtedness" has the meaning set forth in Section 2(c)(i) below.

         "Most Recent Audited Date" has the meaning set forth in Section 3(g) below.

         "Most Recent Financial Statements" has the meaning set forth in Section 3(g) below.

         "Most Recent Fiscal Quarter End" has the meaning set forth in Section 3(g) below.

         "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

         "National New York" has the meaning set forth in Recital B above.

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         "Nations Appraisal" has the meaning set forth in Recital B above.

         "Nations Foreclosure" has the meaning set forth in Recital B above.

         "Nations Kansas" has the meaning set forth in Recital B above.

         "Nations New York" has the meaning set forth in Recital B above.

         "Nations P & P" has the meaning set forth in Recital B above.

         "Network Title" has the meaning set forth in Section 2(b) below.

         "NHG" has the meaning set forth in the preface above.

         "NHG Martha's Vineyard Profit Share" shall mean an amount equal to one-half (1/2) of the amount by which (a) the aggregate gross income, proceeds or revenue derived and collected by Fidelity or any Fidelity Affiliate from the ownership, use or disposition of the Vineyard Property after May 31, 1995 exceeds (b) the sum of $3,758,446 plus the cumulative aggregate of all Martha's Vineyard Expenditures plus any reasonable reserve for future losses or Martha's Vineyard Expenses in excess of the reasonably estimated fair market value of the Vineyard Property. To the extent (if any) that Fidelity or any Fidelity Affiliate occupies, or allows others to occupy, for commercial purposes, the Vineyard Property, or transfers any interest in the Vineyard Property along with other assets, Fidelity or a Fidelity Affiliate shall be deemed to have received as gross income under (a) above the greater of the consideration actually received for such occupancy or interests, or an amount equal to the fair market value of such occupancy or interests, as the case may be; provided, however, if the Vineyard Property is transferred with other assets to a party that is not an Affiliate of Fidelity and the parties thereto in good faith and reasonably allocate the consideration paid among the assets, including any interest in the Vineyard Property, the fair market value of the interest in the Vineyard Property shall be deemed to be the amount so allocated to it.

         "NHG Subsidiaries" shall mean, collectively, NTI, Heritage, the NTI Subs and the NTINY Subs.

         "NOLs" has the meaning set forth in Section 8(e) below.

         "NTI" has the meaning set forth in the preface above.

         "NTI Shares" shall mean the issued and outstanding shares of capital stock of NTI, consisting of 3,000 shares of Common Stock, no par value per share.

         "NTI Subs" has the meaning set forth in Recital B above.

         "NTINY Subs" means Nations Title Agency of Indiana, Inc., Nations Title Agency of Illinois, Inc., Nations Title Agency, Inc., and Nations Title of Arizona, Inc.

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         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency and, where appropriate, in accordance with formula).

         "Party" has the meaning set forth in the preface above.

         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof), or any other legal entity.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Policies" has the meaning set forth in Section 3(i) below.

         "Pomona Property" has the meaning set forth in Section 2(b) below.

         "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

         "Quality Loan" has the meaning set forth in Section 2(b) below.

         "Registration Rights Agreement" shall mean the Registration Rights Agreement, between NHG and Fidelity, in the form attached hereto as Exhibit B.

         "Reportable Event" has the meaning set forth in ERISA Section 4043.

         "Requisite Regulatory Approvals" has the meaning set forth in Section 6(a)(iii) below.

         "Retained Assets" has the meaning set forth in Section 2(b) below.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Standstill Period" means the period provided for in Section 1.2 of the Consent to Acquisition.

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         "Subsidiary" means any corporation with respect to which a specified
Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax or contribution of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Underwriting Agreements" shall mean the agreements among the parties indicated thereon in the forms attached hereto as Exhibit C.

         "Undisbursed Deposit" has the meaning set forth in Section 2(d) below.

         "Vineyard Property" shall mean the real property described on Exhibit H to this Agreement.

         2. Basic Transactions.

            (a) Acquisition of NTI and Heritage by Fidelity. On the Closing Date, subject to the terms and conditions of this Agreement, Fidelity shall acquire from NHG, and NHG shall sell to Fidelity, the Heritage Shares and the NTI Shares, in each case free and clear of all liens, claims, encumbrances, security interests, pledges, equities, options, charges and restrictions other than restrictions imposed by a regulatory agency. In consideration for such acquisition, Fidelity shall (i) pay to NHG the cash sum of $21,000,000, subject to adjustment as provided below (the "Cash Purchase Price"), and (ii) issue to NHG an aggregate of 160,000 shares of Fidelity Common Stock (the "Fidelity Shares"), and (iii) pay to NHG the NHG Martha's Vineyard Profit Share, if any, within 30 days after its collection by Fidelity or any Fidelity Affiliate, which payment shall be in cash unless Fidelity or a Fidelity Affiliate has received property other than cash as part of the gross income, proceeds or revenue used in making the NHG Martha's Vineyard Profit Share calculation, in which event such payment shall be made in the proportion of the cash and property used in making such calculation. If Fidelity is recapitalized through the subdivision or combination of its outstanding shares of Fidelity Common Stock into a larger or smaller number of shares, or if Fidelity declares a dividend or distribution on Fidelity Common Stock payable in Fidelity Common Stock or securities convertible into Fidelity Common Stock, the number of Fidelity Shares shall be appropriately increased or reduced, as the case may be.

            (b) Pre-Closing Distributions; Retaliatory Refund. On or prior to the Closing Date, (i) the NHG Subsidiaries shall cancel and write-off the Closing Date Intercompany Indebtedness, and (ii) Nations New York and NTI shall distribute to NHG, as a dividend, all of the issued and outstanding shares of capital stock of Nations Title Insurance of Arizona, Inc.

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(formerly Network Title and Escrow), an Arizona corporation ("Network Title "), and Quality Loan Service Corp., a California corporation ("Quality Loan"), and
(iii) Nations New York and NTI shall distribute to NHG, as a dividend, those two real properties described on Exhibit E attached hereto (the "Colton Property" and the "Pomona Property", respectively) (collectively, Network Title, Quality Loan, the Colton Property and the Pomona Property are hereinafter sometimes referred to as the "Retained Assets"). Subsequent to the Closing Date, if Nations Kansas and/or National New York receive from the California State Board of Equalization refunds for the overpayment of taxes in the approximate amounts of $268,970 and $836,899, respectively, plus any interest which the State of California may pay thereon net of any Tax calculated thereon to Fidelity or an NHG Subsidiary, Fidelity shall pay to NHG an amount equal to any such refund and net interest received by Nations Kansas and/or National New York on the condition that NHG provide to Fidelity a release by TRW, Inc. of all of the NHG Subsidiaries and Fidelity from any such amount so refunded. In addition, NHG represents and warrants that such refunds were reported as income in the Federal and state income tax returns for the tax year ended December 31, 1993 and that such refunds were not reflected as assets in the Most Recent Financial Statements.

            (c) Adjustments. The Cash Purchase Price shall be subject to adjustment as follows:

                (i) Attached hereto as Exhibit D is a schedule of all amounts which were owed by NHG or any Affiliate of NHG (other than any of the NHG Subsidiaries) to the NHG Subsidiaries as of May 31, 1995 (the "May 31 Intercompany Indebtedness"). If, on the Closing Date, the amount so owed (the "Closing Date Intercompany Indebtedness") exceeds the May 31 Intercompany Indebtedness, the Cash Purchase Price to be paid by Fidelity, shall be reduced dollar for dollar for any such excess. For purposes of the foregoing, any management or other fees of any nature paid or accrued to NHG, or any Affiliate of NHG (other than the NHG Subsidiaries), by any NHG Subsidiary subsequent to May 31, 1995 shall be added to and included in the Closing Date Intercompany Indebtedness.

                (ii) On or before the Closing Date, the Parties shall determine if any entity to be acquired by Fidelity will (A) incur a Tax as a result of any cancellation and write-off or distribution described in
         Section 2(b) above and/or (B) retain, incur or otherwise be responsible for any Liability relating to the Retained Assets or such distribution thereof and/or (C) incur a Tax as a result of the refunds described in
         Section 2(b) above, and, if so, the amount thereof. In the event that there is such an amount, the Cash Purchase Price to be paid by Fidelity shall be reduced dollar for dollar for any such amount. Notwithstanding the foregoing, and the result of any such determination, NHG shall indemnify and hold harmless Fidelity, and its Affiliates (including the NHG Subsidiaries), from and against any such Tax in excess of any such amount so determined, and from and against any Adverse Consequences resulting from, arising out of or relating to any such Tax. For purposes hereof, the amount of such Tax shall be determined without regard to any net operating losses (either of the entity itself or any other member of the affiliated group), tax reserves reflected in either the Financial Statements or NHG's Disclosure Schedule or any tax sharing agreement. NHG further agrees to indemnify and hold harmless Fidelity and the NHG Subsidiaries from and against any Liability relating to any of the Retained Assets and any Adverse

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         Consequences resulting from, arising out of, or relating to the
         Retained Assets or the distribution of the Retained Assets pursuant to this Agreement.

         If, after the Closing Date, Fidelity determines that an adjustment provided for above is appropriate and was not fully adjusted for at the time of Closing, Fidelity shall so notify NHG thereof in writing and provide to NHG documentation supporting such adjustment. NHG shall thereupon pay to Fidelity the amount of such adjustment, in cash, within five (5) business days after written notice is given to NHG of such adjustment. If payment is not made within such five (5) days, the amount of adjustment not so paid shall bear interest at the rate of 10% per annum, and Fidelity may, at its election, either pursue its remedies directly against NHG or make a claim under the Indemnity Escrow Agreement, or both. If NHG, in good faith, disputes any such adjustment by giving written notice to Fidelity within five (5) business days after receipt by NHG of notice of such adjustment, the Parties covenant to negotiate in good faith the resolution of such dispute. If either Party determines in good faith that such dispute cannot be resolved, such Party can terminate such negotiations, and each Party will be left with its respective rights and remedies.

               (d) Deposit by Fidelity. Concurrently herewith, (i) Fidelity is delivering to NHG the sum of $2,000,000, of which Fidelity is hereby authorized and instructed to wire directly to CB on behalf of NHG the sum of $250,000 plus accrued interest as designated by CB, and to the Deposit Escrow Agent the sum of $3,000,000 (collectively, the "Deposit"), which amounts shall be deemed to be advances by Fidelity to NHG against the Cash Purchase Price, and (ii) Fidelity, NHG and the Deposit Escrow Agent are entering into the Deposit Escrow Agreement. All earnings on that portion of the Deposit held by the Deposit Escrow Agent shall belong to Fidelity except as otherwise provided in the Deposit Escrow Agreement. Upon the Closing, the portion of the Deposit then held by the Deposit Escrow Agent shall be disbursed to NHG and, together with the remainder of the Deposit, shall be retained by NHG and deemed to be partial payments of the Cash Purchase Price. In the event of a termination of this Agreement, Fidelity shall be entitled to the return of the entire Deposit from the Deposit Escrow Agent to the extent of the amount thereof not previously disbursed to NHG (the "Undisbursed Deposit"), and from NHG to the extent of the amount thereof received from Fidelity and/or the Deposit Escrow Agent (the "Disbursed Deposit"), together with simple interest on the Disbursed Deposit at six percent (6%) per annum; provided, however, that notwithstanding the foregoing, NHG shall be entitled to receive the Undisbursed Deposit and to retain the Disbursed Deposit if the Closing fails to occur by reason of the nonfulfillment of any condition in:

                   (i)   Section 6(c);

                   (ii) Section 6(a)(i), if such 6(a)(i) failure results from any agreement, contract or license to which Fidelity is a party or by or under which it is bound or licensed or otherwise; or

                   (iii) 6(a)(ii), if such failure results from any action, suit or proceeding instituted by a Person whose interest in such action, suit or proceeding derives from Fidelity or an Affiliate of Fidelity.

Each Party shall promptly take such steps as may be necessary to effect the previous sentence, including, without limitation, issuing such written instructions and taking such other actions as

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the Deposit Escrow Agent may request. The disposition of the Deposit pursuant to this Section 2(d) shall not prejudice any rights or remedies which the Parties may otherwise have pursuant to this Agreement. The Parties acknowledge and agree that any Undisbursed Deposit shall be the property of Fidelity until NHG is entitled thereto pursuant to the terms of this Agreement.

The obligations of NHG pursuant to this Section 2(d) shall at all times be and remain secured, to the extent and in the manner set forth in the Pledge Agreement, dated as of even date herewith, between NHG and Fidelity.

               (e) The Closing. Subject to satisfaction or waiver of all of the conditions set forth in Section 6(b) and Section 6(c) below, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at Fidelity's offices located at 17911 Von Karman Avenue, Irvine, California on such date and at such time as may be mutually designated by Fidelity and NHG within five (5) business days following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby set forth in Section 6(a) below, or such other date as the Parties may mutually determine (the "Closing Date"). If the Closing Date has not occurred on or before March 31, 1996, this Agreement shall terminate on such date, subject to the terms of Section 2(d) above and Section 7 below; provided, however, if, on March 31, 1996, the only reason that the Closing has not occurred is because not all Requisite Regulatory Approvals have been obtained but the Parties reasonably believe that those not obtained will be obtained in the near future, either party may extend the March 31, 1996 date to May 31, 1996, if such party has received from CB and Imperial, in writing, the extension by them of the Standstill Period to May 31, 1996, by giving written notice of such extension to the other Parties on or before March 31, 1996. At the Closing, Fidelity shall deliver to NHG, subject to the Indemnity Escrow Agreement and to the provisions of Section 5(g) below, the following: (i) the Fidelity Shares;
(ii) the remainder of the Cash Purchase Price; (iii) the Ancillary Agreements, duly executed by Fidelity; and (iv) such other documents and instruments as may be specified in this Agreement or otherwise reasonably requested by NHG in order to consummate the transactions contemplated hereby. At the Closing, NHG shall deliver to Fidelity the following: (i) the stock certificates representing the NTI Shares and the Heritage Shares, duly endorsed for transfer to Fidelity or accompanied by duly executed stock assignments separate from certificate; (ii) the Ancillary Agreements, duly executed by NHG; and (iii) such other documents and instruments as may be specified in this Agreement or otherwise reasonably requested by Fidelity in order to consummate the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, if all conditions to the Parties' obligations to consummate the transactions in this Agreement have been satisfied except the obtaining of the Requisite Regulatory Approval from the State of California to the sale and transfer of Heritage to Fidelity, the Parties shall close all of the transactions hereunder on the Closing Date except the sale of Heritage. In such event, there shall be withheld $500,000 of the Cash Purchase Price from such Closing, which shall be allocated to the purchase of Heritage. The purchase and sale of Heritage shall be consummated within three (3) business days after receipt of such Requisite Regulatory Approval from the State of California. If such Requisite Regulatory Approval is not obtained on or before November 30, 1996, either party may terminate the sale of Heritage, in which event Fidelity shall retain the $500,000 and NHG shall retain Heritage; provided, however, that, if either Party is in breach of its obligations under this Agreement at the time of such termination, such termination shall not release the Parties from the rights and obligations which the Parties then had with respect to such breach. Pending the

Closing of the sale of Heritage, all representations, warranties and covenants contained in this Agreement shall continue in effect with respect to Heritage.

               (f) Taking of Necessary Actions; Further Action. The Parties shall take all such reasonable and lawful actions (and NHG shall cause each of the NHG Subsidiaries to take all such reasonable and lawful actions) as may be necessary or appropriate in order to effectuate the transactions contemplated in this Agreement as promptly as possible, subject to the limitations set forth in
Section 5(a) below. If, at any time after the Closing Date, any such further action is necessary or desirable to carry out the purposes of this Agreement, including to vest Fidelity with full right, title and possession to all of the issued and outstanding shares of capital stock of Heritage and NTI, and all assets, property, rights, privileges, powers and franchises of each (except for the Retained Assets), such Party shall take all such lawful and necessary action and shall direct its officers and directors to take all such lawful and necessary action. In addition, neither Party shall, and NHG shall ensure that none of the NHG Subsidiaries, Quality Loan or Network Title will, through any reorganization, recapitalization, transfer of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the covenants of the Parties or the NHG Subsidiaries hereunder or otherwise take any action which is inconsistent or in conflict with the transactions contemplated hereby.

               (g) Election to Restructure. Fidelity may, after the date hereof, elect to restructure the transactions contemplated in this Agreement, provided, however, that such restructure (i) preserves for NHG the same economic effect after the restructure as NHG had prior to the restructure, and (ii) does not materially and adversely affect the likelihood of obtaining the Requisite Regulatory Approvals with conditions acceptable to Fidelity.

               (h) Tax Election. The Parties agree that the Parties shall not make an election under Section 338(h)(10) of the Code.

         3.    Representations and Warranties of NHG.

         NHG represents and warrants to Fidelity that the statements contained in this Section 3 are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule of NHG accompanying this Agreement (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

               (a) Organization, Qualification, and Corporate Power. NHG and each of the NHG Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated. NHG and each of the NHG Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. The Disclosure Schedule sets forth a list of the jurisdictions in which NHG and each of the NHG Subsidiaries are qualified to conduct business. NHG and the NHG Subsidiaries each have full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

               (b) Capitalization, Subsidiaries.

                   (i) The entire authorized capital stock of NTI consists of 30,000 shares of Common Stock, and the NTI Shares represent all of the issued and outstanding shares of capital stock of NTI. All of the NTI Shares have been duly authorized and are validly issued, fully paid and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require NTI to issue, sell, or otherwise cause to become outstanding any additional shares of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to NTI. All of the NTI Shares are owned of record and beneficially by NHG, free and clear of any and all liens, claims, encumbrances, security interests, pledges, equities, options, charges and restrictions whatsoever.

                   (ii) The entire authorized capital stock of Heritage consists of 1,000,000 shares of Common Stock, and the Heritage Shares represent all of the issued and outstanding shares of capital stock of Heritage. All of the Heritage Shares have been duly authorized and are validly issued, fully paid and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Heritage to issue, sell, or otherwise cause to become outstanding any additional shares of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Heritage. All of the Heritage Shares are owned of record and beneficially by NHG, free and clear of any and all liens, claims, encumbrances, security interests, pledges, equities, options, charges and restrictions whatsoever.

                   (iii) The entire authorized capital stock of Nations New York consists of 181,166 shares of Common Stock, and the Nations New York Shares represent all of the issued and outstanding shares of capital stock of Nations New York. All of the Nations New York Shares have been duly authorized and are validly issued, fully paid and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Nations New York to issue, sell, or otherwise cause to become outstanding any additional shares of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Nations New York. All of the Nations New York Shares are now owned of record and beneficially by NTI, and on the Closing Date will be owned of record and beneficially by NTI, free and clear of any and all liens, claims, encumbrances, security interests, pledges, equities, options, charges and restrictions whatsoever.

                   (iv) Section 3(b) of the Disclosure Schedule sets forth, for each of the NTI Subs and each of the NTINY Subs, its authorized capital stock, the number of shares of each series or class of capital stock issued and outstanding and the record and beneficial owners thereof, and the par value of each such series or class of capital stock. Except as set forth in Section 3(b) of the Disclosure Schedule, all of the issued and outstanding shares of each of the NTI Subs and the NTINY Subs are duly authorized, validly issued, fully paid and nonassessable and are directly or indirectly owned of record and beneficially by NTI, free and clear of all liens, claims, encumbrances, pledges, equities, options, shares and restrictions whatsoever. Such shares are subject to no options, warrants, rights of first refusal or other agreements restricting the transfer or voting of such shares. No rights, options, warrants, conversion rights, preemptive rights or agreements for the purchase or acquisition from, or the issuance and sale by, any NTI Sub or NTINY Sub of any shares of their respective capital stock are outstanding and no authorizations therefor are in effect, nor are there any proxies outstanding or voting agreements with respect to any shares of their respective capital stock.

                   (v) Other than Nations New York's interests in Network Title and Quality Loan (which shall be distributed or disposed of pursuant to Section 2(b)(ii) above), there is no Person in which any of the NHG Subsidiaries owns, directly or indirectly, any equity or other voting interest or position.

               (c) Authorization of Transaction. Each of NHG and NTI has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the other agreements and instruments to be executed and delivered by them pursuant hereto and to perform their respective obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligation of NHG and NTI and is enforceable in accordance with its terms. The Business Consulting Agreement constitutes a valid and binding obligation of NHG and each of the NHG Subsidiaries which is a party thereto, and is enforceable in accordance with its terms.

               (d) Noncontravention. Neither the execution and the delivery of this Agreement by NHG and NTI, nor the consummation of the transactions contemplated hereby by NHG and NTI, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which NHG or any of the NHG Subsidiaries is subject or any provision of the charter or bylaws of NHG or any of the NHG Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which NHG or any of the NHG Subsidiaries is a party or by which they are bound or to which any of their assets are subject (or result in the imposition of any Security Interest upon any of their assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a Material Adverse Effect. Neither NHG nor any of the NHG Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, permit, certificate, registration, consent, approval or order of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement or for the NHG Subsidiaries to continue operate their respective businesses following the Closing.

               (e) Title to Assets. NHG has good and marketable title to the NTI Shares and the Heritage Shares, and NTI has good and marketable title to the Nations New York Shares, in each case free and clear of all liens, claims, encumbrances, pledges, options and restrictions other than those held by CB (all of which are described in the Disclosure Schedules). NTI's sole material assets are the shares of capital stock of the NTI Subs. Each of the NHG Subsidiaries has good and marketable title to or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Financial Statements or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Financial Statements. All of such properties and assets are, and require only routine maintenance to keep them, in good working condition, normal wear and tear excepted.

               (f) Corporate Records. NHG has provided to Fidelity the minute books, stock certificate books and stock record books of each of the NHG Subsidiaries. The minute books (containing the records of meetings of the shareholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the NHG Subsidiaries are correct and complete. None of the NHG Subsidiaries is in default under or in violation of any provision of its charter or bylaws.

               (g) Financial Statements. Attached to Section 3(g) of the Disclosure Schedule are true and correct copies of the following financial statements (collectively, the "Financial Statements"): (i) (A) NTI's audited consolidated balance sheets as of December 31, 1994 and 1993 and statements of operations and shareholders' equity (deficit) and cash flow for the three years ended December 31, 1994 (the "Most Recent Audited Date"), (B) Heritage's audited balance sheets and statements of operations and shareholders' equity (deficit) and cash flow as of and for the three years ended December 31, 1994, and (C) audited statutory financial statements for the years ended December 31, 1994 and 1993 for Nations Kansas, Nations New York and National New York, all the foregoing, together with the Notes thereto; and (ii) unaudited consolidated balance sheets and statements of operations (the "Most Recent Financial Statements") as of and for the seven months ended July 31, 1995, and the six months ended June 30, 1995 (the "Most Recent Fiscal Quarter End") for each of NTI and Heritage and statutory financial statements for the six months ended June 30, 1995 for Nations Kansas, Nations New York and National New York. The Financial Statements (including the Notes thereto) have been prepared in accordance with GAAP (except for the referenced unaudited statutory financial statements, which have instead been prepared in accordance with applicable law) applied on a consistent basis throughout the periods covered thereby, present fairly in all material respects the financial condition of NTI and Heritage as of such dates and the results of operations of NTI and Heritage for such periods, are correct and complete in all material respects, and are consistent with the books and records of NTI and Heritage (which books and records are correct and complete in all material respects).

               (h) Absence of Material Adverse Changes. Since the Most Recent Audited Date, there has not been any changes in the business, condition (financial or otherwise), operations, title claims, results of operations, properties, assets or prospects of any of the NHG Subsidiaries which, either individually or in the aggregate, have been or could reasonably be expected to have a Material Adverse Effect on the NHG Subsidiaries taken as a whole. Without limiting the generality of the foregoing, since the Most Recent Audited Date:

                   (i) none of the NHG Subsidiaries has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                   (ii) none of the NHG Subsidiaries has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $50,000 or outside the Ordinary Course of Business;

                   (iii) no party (including any of the NHG Subsidiaries) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 to which any of the NHG Subsidiaries is a party or by which any of them is bound;

                   (iv) none of the NHG Subsidiaries has imposed any Security Interest upon any of its assets, tangible or intangible;

                   (v) none of the NHG Subsidiaries has made any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the Ordinary Course of Business;

                   (vi) none of the NHG Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $50,000 or outside the Ordinary Course of Business;

                   (vii) none of the NHG Subsidiaries has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $50,000 singly or $50,000 in the aggregate;

                   (viii) none of the NHG Subsidiaries has delayed or postponed the payment of accounts payable and other liabilities outside the Ordinary Course of Business;

                   (ix) none of the NHG Subsidiaries has canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $50,000 or outside the Ordinary Course of Business;

                   (x) none of the NHG Subsidiaries has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                   (xi) there has been no change made or authorized in the charters or bylaws of any of the NHG Subsidiaries;

                   (xii) none of the NHG Subsidiaries has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                   (xiii) none of the NHG Subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                   (xiv) none of the NHG Subsidiaries has experienced any physical damage, destruction, or loss (whether or not covered by insurance) to its property in excess of $50,000 in the aggregate among all of the NHG Subsidiaries;

                   (xv) none of the NHG Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

                   (xvi) none of the NHG Subsidiaries has entered into any employment contract or collective bargaining agreement, written or oral, which are not cancelable at will, or modified the terms of any existing such contract or agreement;

                   (xvii) none of the NHG Subsidiaries has granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

                   (xviii) none of the NHG Subsidiaries has adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

                   (xix) none of the NHG Subsidiaries has made any other material change in employment terms for any of its directors, officers, and key employees outside the Ordinary Course of Business;

                   (xx) none of the NHG Subsidiaries has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

                   (xxi) there has not been any material intercompany transfer by any NHG Subsidiary of liquid assets to NHG or any Affiliate of NHG (including, without limitation, Quality Loan or Network Title) other than any such transfer involving the Retained Assets as contemplated by this Agreement, and no management or other fees have been charged by NHG or any Affiliate of NHG (other than the NHG Subsidiaries) to the NHG Subsidiaries since May 31, 1995;

                   (xxii) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving any of the NHG Subsidiaries; and

                   (xxiii) none of the NHG Subsidiaries has agreed or committed to any of the foregoing.

               (i) Undisclosed Liabilities. None of the NHG Subsidiaries has any Liability (and, to the Knowledge of NHG, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth in the Most Recent Financial Statements; (ii) Liabilities that are not required by GAAP to be included in the Most Recent Financial Statements; (iii) Liabilities which have arisen after the Most Recent Fiscal Quarter End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law); and (iv) obligations or Liabilities, absolute, contingent or otherwise, relating to the issuance of or coverage under title insurance policies or other title assurances (collectively, "Policies"). Notwithstanding the foregoing, no representation is being made by NHG in any provision of this Agreement with respect to the adequacy of any loss reserves on Policies.

               (j) Legal and Regulatory Compliance.

                   (i) Each of the NHG Subsidiaries, and their respective predecessors and affiliates, has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where any failure to comply would not have a Material Adverse Effect, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

                   (ii) Each of the NHG Subsidiaries has all material licenses, certificates, franchises, rights and permits that are necessary for the conduct of its business, and such licenses are in full force and effect. No suspension, revocation or non-renewal of any such license, certificate, franchise, right or permit, or any event which (whether with notice or the lack of time or both) might result in any such suspension, revocation or failure to renew, has occurred. Each of the NHG Subsidiaries has posted all deposits of securities and cash required by regulatory authorities having jurisdiction over it, and the Disclosure Schedule sets forth a list of such deposits and the locations thereof. The properties, assets, operations and businesses of the NHG Subsidiaries and those of their respective Subsidiaries, are, and have been maintained and conducted, in compliance with all applicable licenses, certificates, franchises, rights and permits, except where failure to do so would not have a Material Adverse Effect.

                   (iii) Since January 1, 1995, the NHG Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (a) all appropriate insurance regulatory agencies; and (b) any other appropriate federal, state or local governmental or regulatory authority. All such reports, registrations and filings, as of their respective filing or mailing dates, (a) were true and complete in all material respects (or were amended so as to be so promptly following discovery of any discrepancy); and (b) complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the governmental or regulatory authority with which they were filed (or were amended so as to be so promptly following discovery of any such non-compliance) and none contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. True and correct copies of all such reports, registrations and statements have been provided or made available to Fidelity.

                   (iv) The Disclosure Schedules contain a true and complete list of all reinsurance policies and agreements, and all excess loss and fidelity insurance policies, of the NHG Subsidiaries and shows the limits, the reinsurer or insurer, and any pending material claims against such insurer thereunder with respect to the NHG Subsidiaries. Such policies and agreements are in full force and effect, subject to no breach by the NHG Subsidiaries which shall give rise to a right in the insurer or reinsurer to deny any claim by the NHG Subsidiaries. The NHG Subsidiaries have committed no breach under any reinsurance agreements and policies or excess loss and fidelity insurance policies listed in the Disclosure Schedules, except where any such breaches, in the aggregate, would not have a Material Adverse Effect. None of the NHG Subsidiaries has received notice of any breach under any reinsurance agreements and policies or excess loss and fidelity insurance policies listed in the Disclosure Schedules. The NHG Subsidiaries have notified each such reinsurer or insurer of all claims, known to them, of which they are required to provide notice in accordance with the terms of such reinsurance and insurance policies and agreements.

               (k) Tax Matters.

                   (i) NHG and each of the NHG Subsidiaries has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by NHG and any of the NHG Subsidiaries (whether or not shown on any Tax Return) have been paid. None of NHG or any of the NHG Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where NHG or any of the NHG Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of any of the NHG Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

                   (ii) NHG and each of the NHG Subsidiaries has withheld and timely paid to the appropriate governmental entity all Taxes required by any Tax law to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

                   (iii) Neither NHG nor any of the NHG Subsidiaries, or any director or officer (or employee responsible for Tax matters) of NHG or any of the NHG Subsidiaries, expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of NHG or any of the NHG Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which any shareholder, director or officer (or employees responsible for Tax matters) of NHG or any of the NHG Subsidiaries has knowledge based upon personal contact with any agent of such authority. Section 3(k) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to any of the NHG Subsidiaries for taxable periods ended on or after December 31, 1994, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The NHG Subsidiaries have delivered to Fidelity correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of them since December 31, 1994.

                   (iv) None of the NHG Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                   (v) None of NHG or the NHG Subsidiaries has filed a consent under Code Sec. 341(f) concerning collapsible corporations. None of the NHG Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sec. 280G or Code Sec. 162(m). None of the NHG Subsidiaries has been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). NHG and each of the NHG Subsidiaries has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Sec. 6662. All obligations owed by or to the NHG Subsidiaries to or from NHG or any Affiliate of NHG (except the NHG Subsidiaries) under any tax sharing or tax allocation agreement is reflected in the May 31 Intercompany Indebtedness. None of the NHG Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was NHG or TRW Inc. or a TRW Inc. predecessor) or (B) has any Liability for the Taxes of any Person (other than any of the NHG Subsidiaries) under Treas. Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                   (vi) Section 3(k) of the Disclosure Schedule sets forth the following information with respect to each of the NHG Subsidiaries as of the most recent practicable date: (A) the basis of the shareholder of each such NHG Subsidiary in its stock (or the amount of any Excess Loss Account); (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the NHG Subsidiaries; and (C) the amount of any deferred gain or loss allocable to the NHG Subsidiaries arising out of any deferred intercompany transaction.

                   (vii) The unpaid Taxes of the NHG Subsidiaries (A) did not, as of the Most Recent Fiscal Quarter End, exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (other than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the date hereof in accordance with GAAP.

               (l) Real Property.

                   (i) All of the real property owned by any of the NHG Subsidiaries (excluding the Colton Property and the Pomona Property), or in which any of them have an ownership interest, is listed with a brief description of each such property in Section 3(l)(i) of the Disclosure Schedule. Each of the NHG Subsidiaries has good and marketable title to the real properties that it owns, as described in such Disclosure Schedule, free and clear of all Security Interests, agreements, mortgages, covenants, conditions, restrictions, easements, charges, claims, assessments and encumbrances, except for: (a) rights of lessees or sublessees in such matters that are reflected in a written lease or sublease; (b) current taxes (including assessments collected with taxes) not yet due and payable; (c) encumbrances, if any, that are not substantial in character, amount or extent and do not materially detract from the value, or interfere with present use, or the ability of such NHG Subsidiary to dispose, of the property subject thereto or affected thereby; and (d) other matters as described in the Disclosure Schedule. The amount of indebtedness secured by the Vineyard Property does not exceed $1,755,000. The activities of the NHG Subsidiaries with respect to all real property owned by them for use in connection with their operations are, to the Knowledge of NHG, in all material respects permitted and authorized by applicable zoning laws, ordinances and regulations and all laws and regulations of any governmental entity. The buildings and improvements on real properties owned by the NHG Subsidiaries are in good condition and repair, and do not require more than normal and routine maintenance to keep them in such condition, normal wear and tear and latent defects of which NHG does not have knowledge excepted.

                           (ii) Section 3(l)(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to any of the NHG Subsidiaries. The NHG Subsidiaries have delivered or made available to Fidelity correct and complete copies of the leases and subleases listed in Section 3(l)(ii) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in
         Section 3(l)(ii) of the Disclosure Schedule:

                                (A) the lease or sublease is legal, valid,
               binding, enforceable, and in full force and effect, and the NHG Subsidiary which is a party to such lease or sublease enjoys and is entitled to quiet possession thereunder;

                                (B) the lease or sublease will continue to be
               legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                                (C) no party to the lease or sublease is in
               breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                                (D) no party to the lease or sublease has
               repudiated any provision thereof;

                                (E) there are no disputes, oral agreements, or
               forbearance programs in effect as to the lease or sublease;

                                (F) with respect to each sublease, the
               representations and warranties set forth in subsections (A) through (E) above are true and correct with respect to the underlying lease;

                                (G) none of the NHG Subsidiaries has assigned,
               transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                                (H) all facilities leased or subleased
               thereunder have, to the Knowledge of NHG, received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof while operated by NHG and have been operated and maintained by NHG in accordance with applicable laws, rules, and regulations; and

                                (I) all facilities leased or subleased
               thereunder are supplied with utilities and other services necessary for the operation of said facilities.

               (m) Tangible Assets. The NHG Subsidiaries own or lease, or otherwise are legally entitled to use, all buildings, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from material defects (patent and latent, except for latent defects of which NHG does not have knowledge), has been maintained substantially in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

               (n) Contracts. Section 3(n) of the Disclosure Schedule lists the following contracts and other agreements to which any of the NHG Subsidiaries is a party:

                   (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

                   (ii) any agreement (or group of related agreements) for the purchase or sale personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to any of the NHG Subsidiaries, or involve consideration in excess of $50,000;

                   (iii) any agreement concerning a partnership or joint venture agreement;

                   (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                   (v) any agreement concerning confidentiality or noncompetition;

                   (vi) any agreement involving any of the NHG Subsidiaries and NHG or any of NHG's Affiliates;

                   (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of the current or former directors, officers, and employees of any NHG Subsidiary;

                   (viii) any collective bargaining agreement;

                   (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or any agreement providing severance benefits;

                   (x) any agreement under which an NHG Subsidiary has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

                   (xi) any agency agreement between any of the NHG Subsidiaries, on the one hand, and any title insurance underwriter, on the other hand, which is currently in effect or which has been in effect during the last three years;

                   (xii) any agreement pursuant to which an NHG Subsidiary is leasing or servicing a title plant;

                   (xiii) any agreements pursuant to which an NHG Subsidiary sold assets having a value in excess of $100,000 during the last three years;

                   (xiv) any agreements pursuant to which an NHG Subsidiary assumed obligations in excess of $100,000 during the last three years;

                   (xv) any agreement under which an NHG Subsidiary is a guarantor or otherwise is liable for any liability or obligation (including indebtedness) of any other person or entity in excess of $50,000;

                   (xvi) any agreement under which the consequences of a default or termination could have a Material Adverse Effect; or

                   (xvii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000.

         NHG has delivered or made available to Fidelity a correct and complete copy of each written agreement listed in Section 3(n) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3(n) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) to NHG's Knowledge, no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

               (o) Notes and Accounts Receivable. All notes and accounts receivable of the NHG Subsidiaries are reflected properly on their books and records, are valid receivables.

               (p) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of any of the NHG Subsidiaries.

               (q) Insurance. In addition to the matters disclosed pursuant to
Section 3(j)(iv) above, Section 3(q) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which any of the NHG Subsidiaries has been a party, a named insured, or otherwise the beneficiary of coverage at any time within calendar years 1994 and 1995:

                   (i)   the name, address, and telephone number of the agent;

                   (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                   (iii) the policy number and the period of coverage;

                   (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                   (v) a description of any retroactive premium adjustments or other loss- sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) to NHG's Knowledge, neither the NHG Subsidiary nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Each of the NHG Subsidiaries has been covered during the past 5 years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 3(q) of the Disclosure Schedule describes any self-insurance arrangements affecting any of the NHG Subsidiaries.

               (r) Litigation. Section 3(r) of the Disclosure Schedule sets forth each instance in which any of the NHG Subsidiaries:

                   (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                   (ii) is a party or, to the Knowledge of NHG, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation in or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator; or

                           (iii) is a party to a settlement agreement pursuant to which there are obligations or conditional obligations yet to be performed.

               (s) Employees. None of the NHG Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. None of the NHG Subsidiaries has committed any unfair labor practice. None of the directors and officers (and employees with responsibility for employment matters) of NHG or the NHG Subsidiaries has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of the NHG Subsidiaries.

               (t) Employee Benefits.

                   (i) Section 3(t) of the Disclosure Schedule lists each Employee Benefit Plan that any of the NHG Subsidiaries maintains or to which any of them contributes.

                         (A) Each such Employee Benefit Plan (and each related
               trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                         (B) All required reports and descriptions (including
               Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Sec. 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                         (C) All contributions (including all employer
               contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the NHG Subsidiaries. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                         (D) Each such Employee Benefit Plan which is an
               Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Sec. 401(a) and has received a favorable determination letter from the Internal Revenue Service.

                         (E) The market value of assets under each such Employee
               Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

                         (F) NHG has delivered to Fidelity correct and complete
               copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

                   (ii) With respect to each Employee Benefit Plan that any of the NHG Subsidiaries maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

                         (A) No such Employee Benefit Plan which is an Employee
               Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer
               Plan) has been instituted or threatened.

                         (B) There have been no Prohibited Transactions with
               respect to any such Employee Benefit Plan. No fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. To the Knowledge of NHG, there is no Basis for any such action, suit, proceeding, hearing, or investigation.

                         (C) None of the NHG Subsidiaries has incurred, and none
               of the shareholders, directors or officers (or employees with responsibility for employee benefits matters) of NHG or the NHG Subsidiaries has any reason to expect that any of the NHG Subsidiaries will incur, any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                   (iii) None of the NHG Subsidiaries contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any liability (including withdrawal Liability) under any Multiemployer Plan.

                   (iv) None of the NHG Subsidiaries maintains or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B).

               (u) Intellectual Property.

                   (i) Each of the NHG Subsidiaries owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of its business as presently conducted. Each item of Intellectual Property owned or used by any of the NHG Subsidiaries immediately prior to the Closing hereunder will be owned or available for use by such NHG Subsidiary on identical terms and conditions immediately subsequent to the Closing hereunder. The NHG Subsidiaries have taken all necessary action to maintain and protect each item of Intellectual Property that it (or they) owns or uses.

                   (ii) None of the NHG Subsidiaries have, to the Knowledge of NHG, interfered with, infringed upon or misappropriated any Intellectual Property rights of third parties, and none of the NHG Subsidiaries has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation. No third party has, to the Knowledge of NHG, interfered with, infringed upon or misappropriated any Intellectual Property rights of any of the NHG Subsidiaries.

               (v) Environment, Health, and Safety.

                   (i) Each of the NHG Subsidiaries, and, to NHG's Knowledge, their respective predecessors and affiliates has complied with all Environmental, Health, and Safety Laws, except where failure to comply would not have a Material Adverse Effect, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, each of the NHG Subsidiaries and their respective predecessors and affiliates has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws, except where failure to comply would not have a Material Adverse Effect.

                   (ii) None of the NHG Subsidiaries, or, to NHG's Knowledge, their respective predecessors and affiliates, has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form a reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of the NHG Subsidiaries giving rise to any Liability, except where having done so would not have a Material Adverse Effect. None of the NHG Subsidiaries has any Liability for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law which would have a Material Adverse Effect.

                   (iii) To NHG's Knowledge, all properties used in the business of the NHG Subsidiaries, and their respective predecessors and affiliates, have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances, except where the existence thereof would not have a Material Adverse Effect.

               (w) Certain Business Relationships. None of NHG's shareholders or their Affiliates has been involved in any business arrangement or relationship with any of the NHG Subsidiaries within the past 12 months, and none of NHG's shareholders or their Affiliates owns any asset, tangible or intangible, which is used in the business of any of the NHG Subsidiaries.

               (x) Brokers' Fees. Neither NHG nor any of the NHG Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

               (y) Investment Representations. NHG is acquiring the Fidelity Shares for its own account, for investment purposes only, and not with a view to or for resale in connection with any distribution thereof.

               (z) Disclosure. The representations and warranties contained in this Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

         4. Representations and Warranties of Fidelity. Fidelity represents and warrants to NHG that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the disclosure schedule of Fidelity accompanying this Agreement (the "Fidelity Disclosure Schedule"). The Fidelity Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 4.

               (a) Organization. Fidelity is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the financial condition of Fidelity and its Subsidiaries taken as a whole or the ability of Fidelity to consummate the transactions contemplated by this Agreement.

               (b) Authorization of Transaction. Fidelity has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Fidelity, enforceable in accordance with its terms and conditions.

               (c) Noncontravention. Neither the execution and the delivery of this Agreement by Fidelity, nor the consummation of the transactions contemplated hereby by Fidelity, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Fidelity is subject or any provision of the charter or bylaws of Fidelity or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which either Fidelity is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. Fidelity does not need to give any notice to, make any filing with, or obtain any authorization, permit, certificate, registration, consent, approval or order of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except with the New York Stock Exchange regarding the Fidelity Shares.

               (d) Brokers' Fees. Fidelity has no liability or obligation to pay any fees or commission to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

               (e) SEC Filings; Financial Statements. Fidelity has filed all forms, reports and documents required to be filed with the SEC and has heretofore delivered to or made available to NHG, in the form filed with the SEC, the Fidelity SEC Reports. The Fidelity SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Securities Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statement therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Fidelity SEC Reports and Fidelity's 1994 Annual Report to Stockholders was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the consolidated financial position of Fidelity and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

               (f) Fidelity Shares. The Fidelity Shares, when issued pursuant to this Agreement, shall have been duly authorized and shall be validly issued, fully paid and nonassessable and, upon the Closing, will be owned of record and beneficially by NHG free and clear of any and all liens, claims or encumbrances created or suffered by Fidelity or Persons claiming by, under or through Fidelity, except as provided in the Indemnity Escrow Agreement and the Registration Rights Agreement.

               (g) Disclosure. The representations and warranties contained in this Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

         5. Covenants. The Parties agree as follows with respect to the period from and after the execution of this Agreement.

               (a) General. Upon the terms and subject to the conditions hereof, each of the Parties hereto shall use, and shall cause their respective Subsidiaries to use, best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals (including Requisite Regulatory Approvals) and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The foregoing covenant shall not include the obligation to satisfy any condition which may be imposed with respect to the obtaining of any Requisite Regulatory Approval if such condition, in the aggregate with all other such conditions, would (i) be materially burdensome upon Fidelity, or (ii) cause Fidelity to be in default under that certain Credit Agreement which Fidelity is currently negotiating with The Chase Manhattan Bank ("Chase"), a copy of the most current draft of which has been provided to NHG, or any similar Credit Agreement which Fidelity may have with another lender, provided that such other Credit Agreement is not significantly more restrictive than the draft Credit Agreement with Chase heretofore provided to NHG; provided, however, that if such a default would occur, Fidelity shall use its best efforts to obtain a waiver thereof from its lender.

               (b) Consents and Approvals. Subject to the limitations set forth in Section 5(a) above, the Parties shall each use their best efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all governmental and regulatory rulings and approvals), and the Parties shall make all filings (including, without limitation, all filings with governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Parties and the consummation by them of the transactions contemplated hereby. With respect to the filings for Requisite Regulatory Approvals in the states of Kansas, New York and California, Fidelity shall make such filings as the proposed new owner and shall pay all costs incurred by Fidelity in connection therewith, however, any costs incurred by NHG in connection with fulfilling its obligations to cooperate in connection with such filings shall be paid by NHG. As promptly as practicable after the date of this Agreement, the Parties shall file (Fidelity shall pay the filing fee in connection therewith) notifications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") in connection with the transactions contemplated hereby and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters.

               (c) Operation of Business. None of the NHG Subsidiaries shall, prior to the Closing, engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business, except as may be required by law or except as a result of a recommendation by the Committee under the Business Consultant Agreement. Without limiting the generality of the foregoing, the NHG Subsidiaries will not:

                   (i) authorize or effect any change in their charters or bylaws;

                   (ii) grant any options, warrants, or other rights to purchase or obtain any of their capital stock or issue, sell, or otherwise dispose of any of their capital stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);

                   (iii) except for the distributions of the Retained Assets contemplated by this Agreement, declare, set aside, or pay any dividend or distribution with respect to their capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of their capital stock, in either case outside the Ordinary Course of Business;

                   (iv) issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

                   (v) impose any Security Interest upon any of its assets outside the Ordinary Course of Business or any lien, claim, encumbrance, pledge or option on the NTI Shares or the Heritage Shares;

                   (vi) make any capital investment in, make any loan to, or acquire the securities or assets of any other person outside the Ordinary Course of Business;

                   (vii) make any change in employment terms for any of its directors, officers, and key employees whose annual level of compensation in the last preceding fiscal year exceeded $50,000, or grant any bonuses or other forms of direct or indirect compensation, except in the Ordinary Course of Business;

                   (viii) except for dispositions of the Retained Assets contemplated by this Agreement, dispose of any assets except in the Ordinary Course of Business;

                   (ix) increase, terminate, amend or alter or otherwise modify any Employee Benefit Plan; or

                   (x) pay any management or other fees of any nature to NHG, or any Affiliate of NHG (other than the NHG Subsidiaries); or

                   (xi)   commit to any of the foregoing.

               (d) Full Access. NHG and the NHG Subsidiaries will permit representatives of Fidelity to have full access to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each of them. Each of the Parties to whom disclosure is made will treat and hold as such any Confidential Information it receives from any of the Parties making such disclosure in the course of the reviews contemplated by this Section 5(d), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to the disclosing Party all tangible embodiments (and all copies) thereof which are in its possession, or certify to the disclosing Party that all such not returned have been destroyed.

               (e) Notice of Developments. Each Party will give prompt written notice to the others of any material adverse development of which such Party becomes aware causing a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by any Party pursuant to this
Section 5(e), however, shall be deemed to amend or supplement the respective Disclosure Schedule of either party or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

               (f) Exclusivity. NHG will not (and will not cause or permit any of the NHG Subsidiaries or its or their respective officers, directors or employees to) solicit, initiate, or encourage the submission of or participate in any negotiations or discussions with respect to any proposal or offer from any person relating to the acquisition of all or substantially all of the capital stock, assets or business of any of the NHG Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange). NHG and NTI shall notify Fidelity immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing, and will cooperate with Fidelity by furnishing any information it may reasonably request.

               (g) CB and Imperial Loans. NHG currently has a loan outstanding with CB in the principal amount of approximately $11,500,000 (the "CB Loan"), which NHG incurred in connection with its acquisition of NTI. In addition, (i) NHG currently is indebted to Imperial in the amount of $600,000 and Imperial has issued a letter of credit for NHG in the amount of $581,005.42 (collectively, the "Imperial NHG Loan"), and (ii) NHG currently is indebted to Imperial in the amount of $700,000 which has been guaranteed by NTI (the "Imperial NTI Loan"). NHG shall (i) pay to CB and Imperial hereafter such of the Distributed Deposit as CB and Imperial shall require at the times requested by CB and Imperial, and
(ii) disburse to CB and Imperial at the Closing whatever of the Cash Purchase Price is necessary to fully discharge all obligations owed by NHG to CB under the CB Loan, or otherwise, and all obligations owed by NTI to Imperial under the Imperial NTI Loan, or otherwise, and NHG hereby authorizes Fidelity to disburse on NHG's behalf at the Closing such cash amount to CB and Imperial by wire transfer. In addition, NHG covenants that, on or before the Closing Date, NHG shall obtain from CB and Imperial all consents from CB and Imperial and all releases of any interests which CB and Imperial have of any type or nature in the NTI Shares, the Heritage Shares, or the NHG Subsidiaries and their assets, properties and businesses, and NHG shall obtain from Imperial confirmation that none of the NHG Subsidiaries shall have any liability or obligation whatsoever with respect to the Imperial NHG Loan subsequent to the Closing.

               (h) Indemnity Escrow Agreement. On the Closing Date, Fidelity, Fidelity Sub and NHG shall execute and deliver the Indemnity Escrow Agreement, and there shall be delivered to, and directly deposited with, the Indemnity Escrow Agent, for the account and future potential benefit of NHG, 160,000 of the Fidelity Shares, which shall be held by the Indemnity Escrow Agent pursuant to the terms and conditions of the Indemnity Escrow Agreement.

               (i) Underwriting Agreements. On the Closing Date, the Parties thereto shall enter into the Underwriting Agreements.

               (j) Registration Rights Agreement. On the Closing Date, Fidelity and NHG shall enter into the Registration Rights Agreement.

               (k) Business Consulting Agreement. Each Party shall comply with and timely perform (and NHG shall cause each of the NHG Subsidiaries which are parties to the Business Consulting Agreement to comply with and timely perform) their respective covenants and obligations under the Business Consulting Agreement.

               (l) Lease Agreement. On the date hereof, NHG and Nations Kansas shall enter into a Termination of Sublease Agreement pursuant to which the Lease Agreement and all rights and obligations of the parties thereunder shall be terminated effective on the date the NTI personnel vacate the premises.

               (m) Representations and Warranties True at Closing. All representations and warranties of NHG in this Agreement will also be true and correct as of the Closing Date as if made on that date; except to the extent that any such representation or warranty may become untrue or inaccurate because of events, occurring after the date of this Agreement, beyond the control of NHG or any NHG Subsidiary and NHG and the NHG Subsidiaries are unable to make them true or accurate as of the Closing despite their best efforts to do so. Notwithstanding the foregoing, any event occurring after the date of this Agreement shall not be a breach of a representation or warranty on the Closing Date if either (i) such event was in compliance with the covenants of NHG and the NHG Subsidiaries set forth in Section 5(c) of this Agreement, or (ii) such event was a result of a recommendation by the Committee under the Business Consultant Agreement, or (iii) such event would not have a Material Adverse Effect.

               (n) Retained Assets. Neither NHG nor any NHG Subsidiary shall take any actions or omit to take any actions with respect to any of the Retained Assets prior to the Closing which may adversely affect any NHG Subsidiary.

               (o) Schedule of Closing Date Intercompany Indebtedness. On the Closing Date, NHG shall deliver to Fidelity a true, complete and accurate schedule of the Closing Date Intercompany Indebtedness.

               (p) Closing Condition Covenants. Fidelity covenants that it shall deliver or cause to be satisfied the closing conditions set forth in Section 6(c) below. NHG covenants that it shall deliver or cause to be satisfied the closing conditions set forth in Section 6(b) below.

               (q) Inspection Rights. Until such time as Fidelity and all Fidelity Affiliates have completely divested themselves of their interests in or to the Vineyard Property, on or before the thirtieth (30th) day following the last day of each calendar year, Fidelity shall deliver to NHG a calculation of NHG's Martha's Vineyard Profit Share certified by Fidelity's Chief Financial Officer as of the end of such calendar year, which calculation shall itemize in reasonable detail the components thereof. NHG shall have the right to review, audit and/or challenge (at NHG's expense) any such calculation, and Fidelity and Fidelity's Affiliates shall, upon reasonable advance written notice, make available to NHG, during normal business hours at the principal offices of Fidelity, such books, records, receipts or other documentation as NHG may reasonably request in connection with any such review or audit.

               (r) Accounting Records. NHG covenants that Fidelity and its independent auditors may from time to time subsequent to the Closing Date, upon prior reasonable notice, have access to, and make copies of, the books and accounting records for any of the Retained Assets which NHG or its Affiliates may have in their possession subsequent to the Closing Date in order to enable Fidelity to comply with GAAP or any law, rule or regulation.

               (s) Corporate Records. NHG covenants that it will promptly after the date hereof take such actions as are necessary or appropriate to cause the corporate minute and stock books of the NHG Subsidiaries to be complete and accurate in all material respects consistent with the list of deficiencies provided to NHG by Fidelity concurrently herewith.

         6.    Conditions to Obligations to Close.

               (a) Conditions to Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions at or prior to the
Closing:

                   (i) there shall have been obtained, without the imposition of any material burden or restriction on any of the Parties not in existence on the date hereof, each consent to the consummation of the transactions contemplated by this Agreement which is required to be obtained from any Person under any agreement, contract or license to which Fidelity, NHG or any NHG Subsidiary is a party or by or under which it is bound or licensed, or otherwise, the withholding of which reasonably would have a Material Adverse Effect (this Section 6(a)(i) is not applicable to Requisite Regulatory Approvals, which are provided for in Section 6(a)(iii) below, nor is it applicable to any consents which may be required from CB, which NHG has covenanted to obtain and which, if not obtained, will be a material breach by NHG);

                   (ii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Fidelity to own the capital stock of and control, directly or indirectly, the NHG Subsidiaries, or (D) affect materially and adversely the right of the NHG Subsidiaries to own their respective assets and to operate their respective businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                   (iii) All notices or filings required to be made, all authorizations, permits, certificates, registrations, consents, approvals or orders required to be obtained, and all waiting periods required to expire, prior to the consummation of the transactions contemplated by this Agreement under applicable federal laws of the United States or applicable laws of any state having jurisdiction over the transactions contemplated by this Agreement or the businesses conducted by the Parties or the NHG Subsidiaries (collectively, the "Requisite Regulatory Approvals") shall have been obtained or expired, as the case may be, without the imposition of any condition which is materially burdensome upon Fidelity or any party to be affected by such condition or their respective Affiliates as determined pursuant to
         Section 5(a) above (for purposes hereof, the Parties acknowledge and agree that Requisite Regulatory Approvals shall not include the approval of the Insurance Commissioner, the Department of Insurance, or similar insurance regulator of any state other than Kansas, New York and California); and

                   (iv) There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, by any Persons, which makes the consummation of such transactions illegal.

               (b) Conditions to Obligations of Fidelity. The obligations of Fidelity to consummate the transactions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:

                   (i) there shall not have been, and there shall not be on the Closing Date, a breach by NHG or NTI of any representation, warranty, covenant or agreement set forth in this Agreement, which breach either has had or may have a Material Adverse Effect and which shall not have been cured within 30 days of NHG's receipt of written notice specifying such breach and Fidelity's intention to terminate this Agreement;

                   (ii) NHG and NTI shall have delivered to Fidelity a certificate dated as of the Closing Date and signed by the Chief Executive Officer and the Chief Financial Officer of NHG and NTI certifying as to the satisfaction of Section 6(b)(i) above;

                   (iii) NHG shall have executed and delivered the Ancillary Agreement(s) to which it is a party;

                   (iv) NHG shall have obtained full and complete releases and discharges of and from all liens, claims, encumbrances, pledges, options or other restrictions (excepted from restrictions, however, are normal and customary restrictions imposed by law or any regulatory agency) which may exist against, in or concerning the NTI Shares, the Heritage Shares, or any shares of capital stock of any other NHG Subsidiary, so that the NTI Shares, the Heritage Shares and the shares of capital stock of the other NHG Subsidiaries shall be free and clear of all such liens, claims, encumbrances, pledges, options or other restrictions as of the Closing Date;

                   (v) Fidelity shall have received from NHG or NTI: (A) stock certificates representing the NTI Shares and the Heritage Shares, duly endorsed for transfer by NHG or accompanied by duly executed stock assignments separate from certificate; (B) stock certificates representing all of the issued and outstanding shares of capital stock of each of the NTI Subs, issued in the name of NTI, and of each of the NTINY Subs, issued in the name of Nations New York; (C) copies of the articles of incorporation, certificate of incorporation or other similar charter documents, as amended to date, of each of the NHG Subsidiaries, in each case certified as of a recent date by the secretaries of state of the appropriate jurisdiction; (D) copies of the bylaws, as amended to date, of each of the NHG Subsidiaries, in each case certified as true and correct by the respective corporate secretaries of such entities;

                   (vi) all outstanding rights to acquire any stock or other equity securities of any of the NHG Subsidiaries pursuant to stock options or otherwise, shall have been canceled with the consent of the holders thereof and on terms approved by Fidelity;

                   (vii) Fidelity shall have received from counsel to NHG and the NHG Subsidiaries an opinion substantially in form and substance as set forth in Exhibit F attached hereto, addressed to Fidelity, and dated as of the Closing Date;

                   (viii) Fidelity shall have received the resignations, effective as of the Closing, of each director and officer of the NHG Subsidiaries other than those whom Fidelity shall have specified in writing no later than five (5) days prior to the Closing;

                   (ix) all actions to be taken by NHG and the NHG Subsidiaries in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Fidelity; and

                   (x) no Material Adverse Effect shall have occurred, or is reasonably likely to occur, by reason of a disapproval or disapprovals by the NHG Board of Directors of an action or actions recommended by the Committee under the Business Consultant Agreement.

         Fidelity may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing. The above conditions are subject to the terms and provisions of Section 2(e) above.

               (c) Conditions to Obligations of NHG. The obligations of NHG to consummate the transactions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:

                   (i) there shall not have been, and there shall not be on the Closing Date, a breach by Fidelity of any representation, warranty, covenant or agreement set forth in this Agreement, which breach either has had or may have a material adverse effect upon NHG and which shall not have been cured within 30 days of Fidelity's receipt of written notice specifying such breach and NHG's intention to terminate this Agreement;

                   (ii) Fidelity shall have delivered to NHG a certificate dated as of the Closing Date and signed by the Chief Executive Officer and the Chief Financial Officer of Fidelity certifying as to the satisfaction of Section 6(c)(i) above;

                   (iii) NHG shall have received from Fidelity the Cash Purchase Price and the Fidelity Shares, except for the portions thereof which are to be held by the Indemnity Escrow Agent pursuant to the Indemnity Escrow Agreement or which are to be disbursed to CB for credit to NHG's account pursuant to Section 5(g) above;

                   (iv) Fidelity shall have executed and delivered the Ancillary Agreement(s) to which it is a party;

                   (v) NHG shall have received from counsel to Fidelity an opinion in form and substance as set forth on Exhibit G attached hereto, addressed to NHG, and dated as of the Closing Date;

                   (vi) all actions to be taken by Fidelity in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to NHG; and

                   (vii) The Fidelity Shares issuable pursuant to this Agreement shall have been duly authorized for listing, subject to notice of issuance, on the New York Stock Exchange.

         NHG may waive any condition specified in this Section 6(c) if it executes a writing so stating at or prior to the Closing. The above conditions are subject to the terms and provisions of Section 2(e) above.

         7.    Termination.

               (a) Termination by Fidelity Based on Breach by NHG or NTI or Committee Disapproval or Cessation of Standstill by CB/Imperial. Fidelity may terminate this Agreement if (i) a breach referred to in Section 6(b)(i) above is not cured by NHG as provided therein or (ii) a Material Adverse Effect referred to in Section 6(b)(x) above has occurred or is reasonably likely to occur or
(iii) the Standstill Period for either CB or Imperial is terminated.

               (b) Termination by NHG Based on Breach by Fidelity. NHG may terminate this Agreement if a breach referred to in Section 6(c)(i) above is not cured by Fidelity as provided therein.

               (c) Effect of Termination. In the event of the termination of this Agreement pursuant to Section 2(e) above or this Section 7, none of the Parties shall have any obligation to perform hereunder from and after the date of such termination, except that (i) Sections 2(d) (the Deposit), 5(d) (confidentiality) and 9(k) (expenses) shall survive such termination and remain in full force and effect notwithstanding such termination, and (ii) no termination hereof shall relieve NHG or NTI, or Fidelity, from liability for any breach of this Agreement.

         8.    Remedies for Breaches of This Agreement.

               (a) Survival of Representations and Warranties. The representations and warranties of NHG in Sections 2(b) and 8(e) shall survive the Closing hereunder. All of the representations and warranties of NHG contained in Section 3 (other than Section 3(k)) and of Fidelity contained in
Section 4 shall survive the Closing hereunder and continue in full force and effect for a period of two (2) years thereafter. The representations and warranties of NHG contained in Section 3(k) shall survive the Closing for a period of seven (7) years. All covenants and agreements contained in this Agreement shall survive until they are performed.

               (b) Indemnification Provisions for Benefit of Fidelity. In the event NHG or NTI breaches (or in the event any third party alleges facts that, if true, would mean NHG or NTI has breached) any of their representations, warranties, agreements or covenants contained herein, or in the event that any of the NHG Subsidiaries shall be liable for Taxes for periods ending on (or an allocable portion of the period that includes) the Closing Date in excess of the amount reserved therefor as disclosed in Section 3(k) of the Disclosure Schedule, and provided that

Fidelity makes a written claim for indemnification pursuant to this Section 8 before any applicable expiration thereof pursuant to Section 8(a) above, then each of NHG and NTI prior to the Closing jointly and severally agrees to indemnify Fidelity, and NHG after the Closing agrees to indemnify Fidelity and the NHG Subsidiaries from and against the entirety of any Adverse Consequences which Fidelity, or the NHG Subsidiaries, as the case may be, may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach). Notwithstanding any other provision of this Agreement, Fidelity may not make a claim for the breach of any representation or warranty made by NHG in this Agreement until such time as the aggregate Adverse Consequences of all such claims exceeds $500,000, in which event NHG shall be responsible for all such claims in excess of $500,000; provided, however, that the foregoing limit shall not apply to any claim for a breach of a representation or warranty set forth in
Section 2(b) above or Section 2(e) below.

               (c) Indemnification Provisions for Benefit of NHG. In the event Fidelity or the Fidelity Sub breaches (or in the event any third party alleges facts that, if true, would mean Fidelity or Fidelity Subs has breached) any of its representations, warranties, agreements and covenants contained herein, and, provided that NHG makes a written claim for indemnification against Fidelity pursuant to this Section 8 before any applicable expiration thereof pursuant to
Section 8(a) above, then Fidelity and Fidelity Sub agree to indemnify NHG from and against any Adverse Consequences which NHG may suffer resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach). Fidelity and Fidelity Sub also agree to indemnify NHG from and against any Adverse Consequences which NHG may suffer resulting from, arising out of, or relating to claims based on the acts or omissions of the NHG Subsidiaries subsequent to the Closing Date, provided that any such claim is not primarily a result of or based upon the breach of any representation, warranty, covenant or agreement of NHG contained in this Agreement or any Ancillary Agreement. Notwithstanding any other provision of this Agreement, neither Fidelity nor Fidelity Sub shall be liable to NHG for the breach of any representation or warranty made by Fidelity in this Agreement until such time as the Adverse Consequence of all such claims exceeds $500,000, in which event Fidelity shall be responsible for all such claims in excess of $500,000.

               (d) Matters Involving Third Parties.

                   (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                   (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, whether through the Indemnity Escrow Agreement or otherwise, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                   (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                   (iv) In the event any of the conditions in Section 8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim, to the fullest extent provided in this Section 8, (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses) to the fullest extent provided in this
         Section 8, and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

               (e) Matters Regarding Net Operating Losses ("NOLs"). It is the agreement of the Parties that Fidelity either (i) shall have available to it for utilization after the Closing Date the NOLs generated by the NHG Subsidiaries for the period January 1, 1995 through the Closing Date and the NOLs generated by the NHG Subsidiaries prior to January 1, 1995 which were not utilized by NHG as of December 31, 1994 or (ii) is to be compensated by NHG for such NOLs which are not so available to it (subject only to the expiration of such NOLs pursuant to Code Section 172(b) and the limitation provided by Code Section 382). NHG agrees to indemnify, reimburse and hold harmless Fidelity and its Affiliates (including the NHG Subsidiaries), from and against any Tax savings that Fidelity or its Affiliates (including the NHG Subsidiaries) would have realized from such NOLs if such NOLs are not so available for any reason (an "NOL Reduction"), including, but not limited to (i) an Internal Revenue Service audit adjustment
(ii) the filing of an amended return by the NHG Group (iii) the use of any such NOLs by the NHG Group by reason of (A) the transactions described in this Agreement or (B) any income of the NHG Group (other than the NHG Subsidiaries). Such indemnification shall be made as follows:

                   (i) If and when Fidelity or its Affiliates (including the NHG Subsidiaries) incurs an out-of-pocket cost by reason of the NOL Reduction (a "Tax Increase"), Fidelity shall submit a reasonably detailed calculation with supporting documentation to NHG that demonstrates the basis for and the amount of the Tax Increase.

                   (ii) The Tax Increase shall be determined (A) net of related tax savings to Fidelity or its Affiliates (including the NHG Subsidiaries) resulting from any reduction in their U.S. federal income tax on account of deductions for state income and franchise taxes, if any, or on account of disallowed deductions in prior years for which Fidelity or any such Affiliate may receive a deduction in future years, but (B) increased by the loss of use of money by Fidelity or such Affiliate in the event of any such disallowed deduction which may be subsequently used by Fidelity or its Affiliates (present valued at a rate based upon the rate of the 2-year Treasury Note at such time).

                   (iii) NHG shall have twenty business days from receipt of Fidelity's calculation ("Review Period") to review and verify Fidelity's calculation. If NHG agrees with Fidelity's calculation, it shall pay to Fidelity the amount called for in Fidelity's calculation within five business days after expiration of the Review Period. If NHG disagrees with Fidelity's calculation and the parties cannot resolve the dispute within twenty business days after expiration of the Review Period, the parties shall submit the calculation for resolution to a mutually agreed upon "Big Six" accounting firm (excluding any Big Six accounting firm retained by either party within the three year period preceding such date and excluding any Big Six Accounting firm that was involved in preparing any tax return or financial statements related to the calculation).

                   (iv) Notwithstanding subparagraphs (i) - (iii) above, if at the Closing Date, an NOL Reduction is determined, Fidelity may elect, in lieu of the operation of subparagraphs (i) - (iii) with respect solely to such NOL Reduction determined as of the Closing Date, to reduce the Cash Purchase Price or the amount of Fidelity Shares to be delivered by an amount equal to the NOL Reduction times the highest combined statutory federal and state income tax rate (taking into account the deductibility of the state income taxes against federal income taxes). This subparagraph (iv) shall apply only with respect to any NOL Reduction determined as of the Closing Date and any election pursuant to this subparagraph (iv) shall have no effect on NHG's obligations pursuant to this paragraph (e) for any other NOL Reduction.

NHG covenants and agrees to provide to Fidelity (i) copies of the "pro forma" income tax returns for the NHG Subsidiaries included within the NHG consolidated federal income tax returns which NHG files with the Internal Revenue Service for the years ended December 31, 1995 and the Closing Date, concurrently with the filing of such returns with the Internal Revenue Service, (ii) access at the same time, and at subsequent times thereafter as Fidelity reasonably requests, to the consolidating work papers for such returns and (iii) such other information as Fidelity reasonably requests with respect to the determination of such NOLs.

               (f) Determination of Adverse Consequences. The Parties shall take into account the time cost of money (using the prime rate of Chase as the discount rate) in determining Adverse Consequences for purposes of this Section 8.

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
         9.    Miscellaneous.

               (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

               (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

               (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

               (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, which may be given or withheld in their respective sole discretion; provided, however, that Fidelity may exercise any or all rights and/or fulfill any or all obligations under this Agreement in conjunction with or through one or more direct or indirect wholly-owned subsidiaries of Fidelity provided that Fidelity provides to NHG a guarantee in connection therewith reasonably satisfactory to NHG.

               (e) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

               (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

               (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to NHG:     Nations Holding Group, Inc.
                        514 Shatto Place
                        Los Angeles, CA  90020
                        Fax:             213-487-7363
                        Attention:  Henri J. Van Hirtum, Chief Executive Officer

         With copy to:     Tuttle & Taylor
                           355 S. Grand Avenue
                           Los Angeles, CA 90071-3101
                           Fax:       213-683-0225
                           Attention: Charles L. Woltmann, Esq.

         If to Fidelity:   Fidelity National Financial, Inc.
                           17911 Von Karman Avenue, Suite 300
                           Irvine, California  92714
                           Fax:       (714) 622-4131
                           Attention: Andrew F. Puzder, Executive Vice President
                                      and General Counsel

         With copy to:     Stradling, Yocca, Carlson & Rauth
                           660 Newport Center Drive, Suite 1600
                           Newport Beach, CA  92627
                           Fax:       (714) 725-4100
                           Attention: C. Craig Carlson, Esq.

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

               (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California, except where local law is otherwise applicable. All parties consent to personal jurisdiction and venue in the County of Orange in the State of California.

               (i) Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective Boards of Directors. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

               (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

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
               (k) Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with the preparation, negotiation and closing of this Agreement and the transactions contemplated hereby; provided, however, that NHG shall bear all such expenses of the NHG Subsidiaries.

               (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement and have had competent counsel of their own choosing. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

               (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

               (n) Attorneys' Fees. If legal action is instituted on this Agreement, or the subject matter hereof, the prevailing party shall be entitled to recover all costs of suit, including reasonable attorneys' fees.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                     FIDELITY NATIONAL FINANCIAL, INC.,
                                     a Delaware corporation

                                     By:      /S/ Andrew F. Puzder
                                              ----------------------------------
                                     Title:   Executive Vice President
                                              ----------------------------------

                                     NATIONS HOLDING GROUP, INC.,
                                     a California corporation

                                     By:      /S/ Henri J. Van Hirtum
                                              ----------------------------------
                                     Title:   President/Chief Executive Officer
                                              ----------------------------------

                                     NATIONS TITLE, INC.,
                                     a Kansas corporation

                                     By:      /S/ Henri J. Van Hirtum
                                              ----------------------------------
                                     Title:   Chairman


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